Exhibit 10.10
Summary of Director Compensation
On November 14, 2007, the Company’s Board of Directors approved the 2008 directors’ compensation program. In 2008 each member of the Company’s Board of Directors will receive a monthly board fee of $650 except that the Chairman of the Board will receive a monthly board fee of approximately $2,800. In addition, with the exception of the Chairman of the Board, each member will receive a Board meeting fee of $500 for each Board meeting attended and a committee meeting fee of $300 for each committee meeting attended. The Chairperson of each committee will receive an additional $100 for each committee meeting attended. The Board of Directors meets monthly. Each Board member will serve on a committee or committees that are expected to meet six to twelve times in 2008. The Company reimburses out-of-pocket expenses incurred by all directors in connection with attending Board of Directors’ and committee meetings. Also as a component of 2008 Board compensation, in December 2007 each member of the Board of Directors was granted equity-based compensation pursuant to the 2006 Dental Care Plus Management Equity Incentive Plan with a value of approximately $16,000, either in the form of Phantom Shares or Restricted Shares depending on the members’ election under the Company’s Deferred Compensation Plan. The equity-based awards will be subject to forfeiture if a director fails to attend 75% of his or her scheduled Board and committee meetings in 2008.